Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson – 713.394.2281
Media: Lynn Brown – 713.394.5093
Web site: http://www.wm.com
WM #10-14
Waste Management Announces Third Quarter 2010 Earnings
Third Quarter Revenue Increases Seven Percent
Company Reaffirms 2010 Free Cash Flow Guidance
HOUSTON – October 28, 2010 – Waste Management, Inc. (NYSE: WM) today announced financial results for its third quarter ended September 30, 2010. Revenue for the third quarter of 2010 was $3.24 billion compared with $3.02 billion for the same 2009 period, an increase of $212 million, or 7.0%. Net income(a) for the quarter was $244 million, or $0.51 per diluted share, compared with $277 million, or $0.56 per diluted share, for the third quarter of 2009.
The Company noted certain items that impacted the third quarter results for 2010 and 2009. Excluding these items, net income would have been $264 million, or $0.55 per diluted share, in the third quarter of 2010 compared with $265 million, or $0.54 per diluted share, in the third quarter of 2009.(b)
Results in the third quarter of 2010 included a net decrease of $0.04 per diluted share from the following:
•	A $4 million net tax expense due to tax adjustments relating to finalization of the Company’s 2009 tax returns and audit settlements; and

•	After-tax charges aggregating $16 million related to remediation and closure costs at three closed sites, and the accounting effect of lower ten-year Treasury rates, which are used to discount remediation reserves.
Results in the 2009 third quarter included a net benefit of $0.02 per diluted share from the combined effects of favorable income tax adjustments and charges related to the restructuring announced in February 2009.
David P. Steiner, Chief Executive Officer of Waste Management, commented, “When we look at our earnings, our collection, landfill and recycling businesses all performed solidly during the quarter. Each of these business lines increased operating earnings and improved operating margins compared with the prior year period. Overall, our results for the quarter did not meet our internal expectations, but if we look just at our traditional solid waste business, we would have earned $0.60 per diluted share, in line with our expectations. Two items caused a $0.05 headwind to earnings in the quarter. First, we had unexpected maintenance and other costs of $0.02 per diluted share at our Wheelabrator operations. Second, we had a $0.03 headwind from certain of our growth initiatives, primarily from our new Bagster product offering and our initiatives in medical waste. These initiatives are in the start-up phase and we have a lot of typical start-up costs, such as advertising and new sales personnel. However, we are seeing good revenue growth in both lines of business, with Bagster growing over 20% per month over the last six months and our medical waste business growing 30% sequentially from the second to the third quarter. So, we have a short-term headwind from start-up costs associated with our growth initiatives, but we believe these initiatives will create long-term shareholder value.”
Steiner continued, “Our internal revenue growth from yield for our collection and disposal business was 2.3%, consistent with the second quarter of 2010. We continue our focus on pricing and we remain committed to pricing of at least 50 to 100 basis points above CPI. Internal revenue growth from volume declined by 0.7% in the third quarter of 2010, compared with the prior year period. This is the fourth consecutive quarter in which the rate of volume decline has improved.”
Key Highlights for the Third Quarter 2010
•	Revenue increased by 7.0%, or $212 million.

•	Internal revenue growth from yield for the Company’s collection and disposal operations was 2.3%.

•	Internal revenue growth from volume was negative 0.7%.

•	Average recycling commodity prices were 20% higher for the third quarter of 2010 compared with the same prior year period. This contributed approximately $0.02 to earnings per diluted share in the third quarter of 2010, compared with the prior year quarter, consistent with previously announced expectations.

•	Operating expenses increased $150 million in the third quarter compared with the third quarter of 2009. Adjusted for the items excluded in calculating the Company’s as-adjusted earnings, operating expenses increased by $131 million in the third quarter.(b) This increase resulted primarily from a $67 million increase in cost of goods sold related to recycling commodity rebates, $37 million of increased subcontractor costs primarily associated with the cleanup along the Gulf Coast, $18 million of increased maintenance and other costs primarily at Wheelabrator waste-to-energy plants, and $12 million for increased diesel fuel prices.

•	Selling, general and administrative expenses increased $30 million in the third quarter compared with the third quarter of 2009, due principally to costs of the Company’s strategic growth initiatives and information technology upgrades.

•	Interest expense increased by $22 million compared with the third quarter of 2009, primarily due to higher costs associated with the Company’s new revolving credit facility and letters of credit, and higher average debt balances during the period.

•	Free cash flow was $424 million.(b)

•	Capital expenditures were $262 million.

•	The Company returned $306 million to shareholders, consisting of $149 million in dividends and $157 million in common stock repurchases.

•	The effective tax rate in the quarter was approximately 37.3%. Adjusted for the tax expense associated with the items excluded in calculating the Company’s as-adjusted earnings, the Company’s tax rate for the third quarter was 36.3%.(b)
Steiner concluded, “In the third quarter, in addition to our common stock repurchases and dividends paid, we completed $122 million of tuck-in and other acquisitions. Our cash flow remains strong, as we generated $424 million of free cash flow in the third quarter of 2010 and $952 million year-to-date. We continue to expect full-year 2010 free cash flow in the range of $1.2 billion to $1.3 billion.(b)

“We remain committed to our pricing discipline, and we expect that recycling commodity prices will remain strong. We believe collection and disposal volumes will continue to improve, and will be slightly positive in the fourth quarter. We are also redoubling our cost control efforts, and expect to see improvement in our cost structure in the fourth quarter. Given these factors, we expect our fully diluted adjusted earnings per share in the fourth quarter of 2010 to be between $0.54 and $0.56.”(c)
(a)	For purposes of this press release, all references to “Net income” refers to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, our net income, earnings per diluted share, operating expenses, and effective tax rates have been presented in certain instances excluding special items noted in this press release.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. However, we believe free cash flow gives investors useful insight into how we view our liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as declared dividend payments and debt service requirements.

The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The quantitative reconciliations of each of the non-GAAP measures presented herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)	The Company’s projected fourth quarter earnings of $0.54 to $0.56 per diluted share are not anticipated to be GAAP net earnings per diluted share, and are likely to be adjusted to exclude the effects of events or circumstances that management believes are not representative or indicative of our results of operations. Such future excluded items are not currently determinable, but may be significant, such as asset impairment and charges, gains or losses from divestitures, resolution of income tax items or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not have information available to provide a quantitative reconciliation of adjusted projected fourth quarter earnings per diluted share to our current GAAP net earnings per diluted share.
The Company has scheduled an investor and analyst conference call for later this morning to discuss today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. A live audio webcast of the conference call can be accessed at 10:00 a.m. Eastern Time, October 28, 2010 by logging onto www.wm.com and selecting “Events and Presentations” in the Investor Relations section of our website. You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 15149014.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. A replay will be available beginning at approximately 1:00 p.m. Eastern time on October 28th through 5:00 p.m. Eastern time on November 11th. To hear a replay of the call over the Internet, access the Waste Management website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter conference code 15149014.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements” and include statements regarding financial results, business goals, capital allocation and investments, strategic initiatives and their future performance, future volume and pricing and related trends, future recycling commodity prices, cost reduction, 2010 fourth quarter earnings per diluted share, 2010 free cash flow and market and industry conditions. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on the facts and circumstances known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statement. We assume no obligation to update any forward-looking statement, including financial estimates, whether as a result of future events, circumstances or developments or otherwise.
The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations;

•	we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows; and

•	we may be unable to incur future indebtedness on terms we deem acceptable or to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2010	2009
Operating revenues	$3,235	$3,023

Costs and expenses:
Operating	2,006	1,856
Selling, general and administrative	369	339
Depreciation and amortization	317	301
Restructuring	—	3
(Income) expense from divestitures, asset impairments and unusual items	(1)	(1)

	2,691	2,498

Income from operations	544	525

Other income (expense):
Interest expense	(126)	(104)
Interest income	1	3
Other, net	(8)	1

	(133)	(100)

Income before income taxes	411	425
Provision for income taxes	153	133

Consolidated net income	258	292
Less : Net income attributable to noncontrolling interests	14	15

Net income attributable to Waste Management, Inc.	$244	$277

Basic earnings per common share	$0.51	$0.56

Diluted earnings per common share	$0.51	$0.56

Basic common shares outstanding	477.3	492.2

Diluted common shares outstanding	481.0	494.6

Cash dividends declared per common share	$0.315	$0.29

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$244	$277

Number of common shares outstanding at end of period	475.7	490.6
Effect of using weighted average common shares outstanding	1.6	1.6

Weighted average basic common shares outstanding	477.3	492.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.7	2.4

Weighted average diluted common shares outstanding	481.0	494.6

Basic earnings per common share	$0.51	$0.56

Diluted earnings per common share	$0.51	$0.56

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating revenues	$9,328	$8,785

Costs and expenses:
Operating	5,883	5,367
Selling, general and administrative	1,065	999
Depreciation and amortization	917	892
Restructuring	(1)	46
(Income) expense from divestitures, asset impairments and unusual items	(78)	50

	7,786	7,354

Income from operations	1,542	1,431

Other income (expense):
Interest expense	(354)	(316)
Interest income	3	10
Other, net	(14)	1

	(365)	(305)

Income before income taxes	1,177	1,126
Provision for income taxes	469	397

Consolidated net income	708	729
Less : Net income attributable to noncontrolling interests	36	50

Net income attributable to Waste Management, Inc.	$672	$679

Basic earnings per common share	$1.40	$1.38

Diluted earnings per common share	$1.39	$1.37

Basic common shares outstanding	481.7	492.1

Diluted common shares outstanding	484.9	494.1

Cash dividends declared per common share	$0.945	$0.87

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$672	$679

Number of common shares outstanding at end of period	475.7	490.6
Effect of using weighted average common shares outstanding	6.0	1.5

Weighted average basic common shares outstanding	481.7	492.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.2	2.0

Weighted average diluted common shares outstanding	484.9	494.1

Basic earnings per common share	$1.40	$1.38

Diluted earnings per common share	$1.39	$1.37

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$550	$1,140
Receivables, net	1,691	1,527
Other	328	343

Total current assets	2,569	3,010

Property and equipment, net	11,636	11,541
Goodwill	5,703	5,632
Other intangible assets, net	299	238
Other assets	1,132	733

Total assets	$21,339	$21,154

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,150	$2,152
Current portion of long-term debt	161	749

Total current liabilities	2,311	2,901

Long-term debt, less current portion	8,798	8,124
Other liabilities	3,791	3,538

Total liabilities	14,900	14,563

Equity:
Waste Management, Inc. stockholders’ equity	6,108	6,285
Noncontrolling interests	331	306

Total equity	6,439	6,591

Total liabilities and equity	$21,339	$21,154

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Consolidated net income	$708	$729
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	917	892
Other	223	120
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(195)	(99)

Net cash provided by operating activities	1,653	1,642

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(343)	(127)
Capital expenditures	(737)	(823)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	36	20
Investments in unconsolidated entities	(162)	(5)
Net receipts from restricted trust and escrow accounts, and other	31	105

Net cash used in investing activities	(1,175)	(830)

Cash flows from financing activities:
New borrowings	775	1,026
Debt repayments	(932)	(1,142)
Common stock repurchases	(443)	(65)
Cash dividends	(454)	(428)
Exercise of common stock options	28	10
Other, net	(43)	(84)

Net cash used in financing activities	(1,069)	(683)

Effect of exchange rate changes on cash and cash equivalents	1	3

Increase in cash and cash equivalents	(590)	132
Cash and cash equivalents at beginning of period	1,140	480

Cash and cash equivalents at end of period	$550	$612

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Operating Revenues by Lines of Business

Collection	$2,119	$2,082	$2,024
Landfill	674	664	666
Transfer	342	351	359
Wheelabrator	237	217	214
Recycling	286	281	202
Other	86	76	61
Intercompany (a)	(509)	(513)	(503)

Operating revenues	$3,235	$3,158	$3,023

	Quarters Ended
	September 30, 2010		September 30, 2009
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$153	5.0%	$(192)	-5.5%
Volume	(22)	-0.7%	(314)	-8.9%

Internal revenue growth	131	4.3%	(506)	-14.4%
Acquisitions	72	2.4%	23	0.7%
Divestitures	—	—	(9)	-0.2%
Foreign currency translation	9	0.3%	(10)	-0.3%

	$212	7.0%	$(502)	-14.2%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$53	2.1%	$85	3.1%
Waste-to-energy disposal	7	6.7%	(3)	-2.6%

Collection and disposal	60	2.3%	82	2.9%
Recycling commodities	78	38.8%	(139)	-38.7%
Electricity	4	5.6%	(27)	-27.3%
Fuel surcharges and mandated fees	11	10.8%	(108)	-51.2%

Total	$153	5.0%	$(192)	-5.5%

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$677	$575	$1,653	$1,642
Capital expenditures	(262)	(240)	(737)	(823)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	9	8	36	20

Free cash flow	$424	$343	$952	$839

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Balance Sheet Data

Cash and cash equivalents	$550	$1,169	$612

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,959	$9,585	$8,246
Total equity	6,439	6,408	6,521

Total capital	$15,398	$15,993	$14,767

Debt-to-total capital	58.2%	59.9%	55.8%

Capitalized interest	$4	$4	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$71	$87	$53

Total consideration	$122	$193	$82

Cash paid for acquisitions	$106	$183	$64

Other Operational Data

Internalization of waste, based on disposal costs	67.9%	68.4%	69.2%

Total landfill disposal volumes (tons in millions)	24.4	23.8	23.9
Total waste-to-energy disposal volumes (tons in millions)	2.0	1.9	1.8

Total disposal volumes (tons in millions)	26.4	25.7	25.7

Active landfills	272	273	274

Landfills reporting volume	258	258	259

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$89.5	$88.5	$86.2
Asset retirement costs	20.0	13.7	13.8

Total landfill amortization expense	109.5	102.2	100.0
Accretion and other related expense	17.0	16.8	16.9

Landfill amortization, accretion and other related expense	$126.5	$119.0	$116.9

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	September 30, 2010		September 30, 2009
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Earnings Per Diluted Share	Amount (a)	Amount	Amount (a)	Amount
Net income and Diluted EPS, as reported	$244	$0.51	$277	$0.56

Adjustments to Net income and Diluted EPS:
Tax items	4		(14)
Closed site charges and changes in risk-free interest rate	16		—
Restructuring charges	—		2

	20	0.04	(12)	(0.02)

Net income and Diluted EPS, as adjusted	$264	$0.55	$265	$0.54

Quarter Ended
September 30,
2010
Per Share
Further adjusted Earnings Per Diluted Share	Amount
Diluted EPS, as adjusted	$0.55

Further adjustments to Diluted EPS:
Wheelabrator — maintenance and other costs	0.02
Certain strategic growth initiatives	0.03

Diluted EPS, as further adjusted	$0.60

	Quarters Ended
	September 30,
Adjusted Operating Expenses	2010	2009
Operating expense, as reported	$2,006	$1,856

Adjustments to Operating Expenses
Closed site charges and changes in risk-free interest rate	(19)	—

Adjusted Operating Expenses (b)	$1,987	$1,856

(a)	Please see the reconciliation of “Adjusted effective tax rate” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the third quarter of 2010 and 2009.

(b)	Increase of $131 million in operating expense, as adjusted.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

	Quarter Ended			Quarter Ended
	September 30, 2010			September 30, 2009
	Pre-tax	Tax	Effective	Pre-tax
Adjusted effective tax rate	Income	Expense	Tax Rate (c)	Income	Tax Expense
As reported amounts	$411	$153	37.3%	$425	$133

Adjustments to Tax Expense:
Tax items	—	(4)		—	14
Closed site charges and changes in risk-free interest rate	24	8		—	—
Restructuring charges	—	—		3	1

As adjusted amounts	$435	$157	36.3%	$428	$148

Full Year 2010 Free Cash Flow Reconciliation(d)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,350	$2,400
Capital expenditures	(1,200)	(1,200)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	100

	$1,200	$1,300

(c)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using the Pre-tax Income and Tax Expense amounts included in the table above, as these line items have been rounded in millions.

(d)	The reconciliation illustrates two scenarios that show our projected Free Cash Flow range. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)